February 28, 2014

Oppenheimer Commodity Strategy Total Return Fund
Denver, Colorado

Ladies and Gentlemen:

We have audited the consolidated statement of assets and liabilities of Oppenheimer Commodity Strategy Total Return Fund (the Fund), including the consolidated statement of investments, as of December 31, 2013, and the related consolidated statement of operations for the year then ended, the consolidated statements of changes in net assets for each of the years in the two-year period then ended, and the consolidated financial highlights for each of the years in the five-year period then ended, and expect to issue our report thereon under date of February 28, 2014. The aforementioned consolidated financial statements and our audit report thereon are included in the Fund’s annual report on Form N-CSR for the year ended December 31, 2013. As stated in note 1 to those consolidated financial statements, the Fund changed its method of accounting for its investment in a wholly owned Cayman subsidiary from including the subsidiary as an unconsolidated investment of the Fund on the statement of investments and statement of assets and liabilities to consolidating the subsidiary. Note 1 to the consolidated financial statements also states that the newly adopted accounting principle is preferable in the circumstances because it addresses the Securities and Exchange Commission’s recent comments on their preference for wholly owned subsidiaries to be consolidated into the parent fund’s financial statements as a more effective method of providing transparency into the Fund’s holdings and operations. In accordance with your request, we have reviewed and discussed with Fund officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Fund’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Fund’s circumstances.

Very truly yours,